Exhibit 99.1
Summary of DTE Electric’s Rate Case Filing U-20162

DTE Electric Company (DTE Electric) filed a general rate case on July 6, 2018 with the Michigan Public Service Commission (MPSC). This document is a summary of DTE Electric’s filing. The full testimony of the filing will be available on the MPSC’s website (http://efile.mpsc.state.mi.us/efile/) under case number U-20162.

DTE Electric is focused on providing clean, affordable and reliable energy. This case allows DTE Electric to continue to make the investments needed to modernize and improve its infrastructure to ensure it is able to provide power to Michigan families and businesses now and in the future.

Projected test year:
May 1, 2019 through April 30, 2020

Major components of the rate filing:

Item	Amount ($ millions)	Description
Plant additions	$215	$1.8 billion increase in net plant; primarily distribution
Depreciation rates	182	Based on new filed rates in U-18150
Capital structure	55	Primarily ROE (10.5%) and higher equity
O&M	45	Primarily driven by inflation and incentive compensation
Sales / revenue Other	29 (2)	Energy efficiency
Tax reform	(196)	Lower tax rate and amortization of deferred tax remeasurement
Revenue deficiency	$328

Plant additions
The projected average rate base for the test year is $17.2 billion. Rate base increase is primarily driven by continued infrastructure investments to improve distribution reliability and ensure generation availability. The investments will be used to replace aging distribution infrastructure by upgrading circuits to improve reliability, redesigning substations to avoid system overload, and adding remote monitoring capabilities to detect outages, as well as to invest in long-term generation assets.

Capital structure
Return on equity (ROE) of 10.5%, a 50 bps increase from its current authorized ROE of 10.0%. Weighted cost of capital is 5.76% after tax, 7.19% pre-tax and a permanent capital structure of 51% equity and 49% long-term debt.

Operation and maintenance expense
Increase is primarily driven by wage escalation and inclusion of total incentive compensation.

Lower electric sales forecast
Projected period sales are 41,427 GWh for bundled sales and 4,900 for electric choice sales. The bundled sales are down slightly from sales levels approved in the last rate case of 42,009 GWh due to energy efficiency.

Passing tax reform savings to customers
The lower corporate tax rate resulting from the passage of the Federal Tax Cuts and Jobs Act will be passed on to customers, lowering bills for DTE Electric's customers.

Residential customer impact
Proposed rate increase would increase the average residential bill by less than $10 per month.

Residential service special low-income rate
Continue to assist eligible low income customers by making their bills more affordable. Customers who qualify will receive a monthly bill discount of $40. The tariff allows for an annual average of 32,000 customers.

IRM (Infrastructure Recovery Mechanism)
Capital expenditures included in the IRM are related to infrastructure investments to improve reliability and the customer experience. DTE Electric has shown that improvements and upgrades to its distribution system benefit its customers with substantial increases in power reliability.

For further information, please contact DTE Energy’s investor relations group at (313) 235-8030

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